Exhibit 99.1

            ENDWAVE APPOINTS BRETT W. WALLACE CHIEF FINANCIAL OFFICER

    SUNNYVALE, Calif., Feb. 27 /PRNewswire-FirstCall/ -- Endwave Corporation (Nasdaq: ENWV), a leading provider of high frequency RF modules for telecommunications networks, defense electronics and homeland security systems, today announced the appointment of Brett W. Wallace as Executive Vice President effective March 1 and as Endwave's Chief Financial Officer effective April 25. He will succeed Julie Biagini.

    "Brett's participation as Endwave's investment banker during our acquisition of TRW's Milliwave subsidiary and his role in our IPO in 2000 make him ideal for this position. Moreover, his background in technology, specifically the wireless industry, and his experience in the areas of corporate finance, mergers and acquisitions and equity and debt financings will be valuable to Endwave as we move into our next stage of growth," said Mr. Keible. "We look forward to Brett's financial leadership, advice and counsel as the company executes on its stated goals of accelerating revenue growth by expanding into new markets and through accretive acquisitions."

    Mr. Wallace joins Endwave from Raymond James & Associates where he was a Managing Director and Head of the Hardware Practice. There he had investment banking responsibilities for companies in the semiconductor, enterprise computing and communications equipment markets. Prior to that, he worked at Piper Jaffray & Co. where he was Managing Director responsible for all aspects of corporate finance for wireless-related companies including equipment suppliers, wireless semiconductor manufacturers and communications service providers. Mr. Wallace began his career with Lehman Brothers as a Corporate Finance Analyst. He has a bachelor's degree in quantitative economics from University of California at Berkeley and a master's degree from the Anderson Graduate School of Management at UCLA.

    "I am pleased to join Endwave at this key period in its history and I welcome the opportunity to contribute to its growth," said Mr. Wallace. "The company's high-frequency RF expertise, its proprietary technology and its successful penetration into non-telecom markets establish a solid foundation for expansion."

    About Endwave
    Endwave Corporation designs, manufactures, and markets RF modules that enable the transmission, reception and processing of high-frequency signals in telecommunications networks, defense electronics and homeland security systems. These RF modules include high-frequency integrated transceivers, amplifiers, synthesizers, oscillators, up and down converters, frequency multipliers and microwave switch arrays. Endwave has 38 issued patents covering its core technologies including semiconductor and proprietary circuit designs. Endwave Corporation is headquartered in Sunnyvale, CA, with operations in Diamond Springs, CA; Andover, MA; and Chiang Mai, Thailand. Additional information about the company can be accessed from the company's web site at http://www.endwave.com .

SOURCE  Endwave Corporation
    -0-                             02/27/2006
    /CONTACT: Mary McGowan of Summit IR Group Inc., +1-408-404-5401, or mary@summitirgroup.com, for Endwave Corporation/
    /Web site:  http://www.endwave.com /